EXHIBIT 11.1

                       Lone Star Steakhouse & Saloon, Inc.

                        Computation of Per share Earnings


                                                                                  FOR THE YEAR ENDED
                                                                   DECEMBER 31,            DECEMBER 26,            DECEMBER 27,
                                                                     1996                    1995                    1994
                                                           ---------------------------------------------------------------------
                                                                                (In thousands, except per share amounts)

Primary:
   Average weighted shares outstanding                            39,378                  36,433                  34,296
   Net effect of dilutive stock options based on the
   treasury stock method using average market prices               1,016                   1,105                     313
                                                            -------------------------------------------------------------------
Total                                                             40,394                  37,538                  34,609
                                                            ===================================================================

Net income                                                  $     60,067            $     47,568            $     30,173
                                                            ===================================================================

Per share amount                                            $      1.49             $      1.27             $      0.87
                                                            ===================================================================

Fully diluted:
   Average weighted shares outstanding                            39,378                  36,433                  34,296
   Net effect of dilutive stock options based on the
   treasury stock method using year-end market
   price if higher than average market price                       1,020                   1,435                     313
                                                            -------------------------------------------------------------------
Total                                                             40,398                  37,868                  34,609
                                                            ===================================================================

Net income                                                  $     60,067            $     47,568            $     30,173
                                                            ===================================================================

Per share amount                                            $      1.49             $      1.26             $      0.87
                                                            ===================================================================
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